Exhibit 10.33

                    FILM MARKETING AND DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of the 25th day of June, 2002, among First Look Media, Inc., a Delaware corporation ("First Look"), Seven Hills Pictures, LLC, a Connecticut limited liability company ("Seven Hills") and First Look/Seven Hills, LLC, a Delaware limited liability company (the "F/SLLC"):

                                    RECITALS:

A. First Look and Seven Hills have entered into certain agreements, including a Securities Purchase Agreement dated as of May 20, 2002 ("Securities Purchase Agreement"), and have formed F/SLLC, pursuant to a Limited Liability Company Agreement (the "F/SLLC Agreement"), dated as of the date of this Agreement.

B. The purpose of F/SLLC, as set forth in the F/SLLC Agreement, and as set forth in more detail in this Agreement, is (i) the establishment of a "print and ad" fund (i.e., a fund covering United States marketing and distribution costs as to theatrical release of films to be designated by the parties) and (ii) the United States theatrical marketing and distribution of such designated films in accordance with this Agreement.

C. This Agreement shall govern certain marketing and distribution activities and the expenditure of funds for distribution costs and expenses in connection therewith for the films made subject to this Agreement.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, First Look, Seven Hills and F/SLLC hereby agree as follows:

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1. Definitions. For purposes of this Agreement, the definitions set forth on
Exhibit A attached hereto and following definitions will apply:

         (a) "Picture" will mean a new and original feature length motion picture having an MPAA rating no more restrictive than an "R" rating, in 35 mm color or black and white, with a running time of not less than 80 or more than 140 minutes, in customary aspect ratio and produced with the intention that such Picture be released for exhibition in theaters in the United States.

         (b) "Designated Picture" means a Picture produced, acquired, owned and/or exclusively controlled for U.S. theatrical distribution by either First Look or Seven Hills and designated by written notice from the party to this Agreement which controls such Picture to the other parties to this Agreement as a Picture to be distributed in the United States under this Agreement. "Seven Hills Designated Picture" means a Picture so designated by Seven Hills. "First Look Designated Picture" means a Picture so designated by First Look. A Picture not so designated shall not be deemed a Designated Picture.

         (c) "Designated Picture Disbursement Account" means, as to each Designated Picture, a separate bank account of F/SLLC into which the funds for disbursement of the Theatrical Distribution Costs (as defined in Exhibit A attached hereto) relating to such Designated Picture shall be deposited and from which account said funds shall be expended as to distribution of the subject Designated Picture.

         (d) "Designated Picture Collection Account" means, as to each Designated Picture, a separate bank account of F/SLLC into which all collected revenue from theatrical distribution in the United States of the subject Designated Picture shall be deposited.

         (e) "Designating Party" means, as between Seven Hills and First Look, with respect to a particular Designated Picture, whichever party designated such Designated Picture hereunder.

         (f) "Authorized Signatory (or Signatories)" shall mean, as to each Designated Picture Disbursement Account, the signatory person or signatory persons representing the Designating Party that is authorized under the terms of this Agreement to draw funds for payment of Theatrical Distribution Costs for the subject Designated Picture.

         (g) "Joint Signatories" means the signatories representing First Look and Seven Hills, respectively, that are jointly authorized to draw funds from the Designated Picture Collection Accounts in accordance with this Agreement.

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2. Funding and Designation of Pictures.

         2.1 Funding. Upon the Closing (as defined in Section 1.3 of the Securities Purchase Agreement), Seven Hills and First Look shall each deposit into a single bank account of F/SLLC (the "LLC Funding Account") the sum of $2 million, resulting in an aggregate deposit of $4 million (the "Fund"), representing the capital contribution to F/SLLC by First Look and Seven Hills in accordance with Section 4.1 of the F/SLLC Agreement. Withdrawals from the LLC Funding Account shall be made only in accordance with this Agreement and only upon joint signature of representative(s) of each of First Look and Seven Hills until such time as a Seven Hills Designated Picture or a First Look Designated Picture is designated hereunder, at which time said funds shall be deposited in the applicable Designated Picture Disbursement Account, which will be controlled by the Designating Party as to the Designated Picture and subject to draw by the Designating Party in accordance with this Agreement through the signature of an Authorized Signatory of the Designating Party. Wherever feasible, funds in the LLC Funding Account, Designated Picture Disbursement Accounts and Designated Picture Collection Accounts shall be held in money market accounts earning interest at prevailing money market interest rates.

         2.2 Designation of Pictures. The Designated Pictures will be designated alternatively by Seven Hills and First Look. The Designating Party shall be entitled to use up to the entire $4 million balance of the Fund for the U.S. marketing and theatrical distribution of its Designated Picture, provided that a Letter of Credit is issued in a timely manner and as described in Section 3.3. Seven Hills shall have the right to designate the initial Designated Picture for initial theatrical release in the United States under this Agreement by a date within six (6) months after the Closing ("Initial Seven Hills Designation Date"), and shall cause such Designated Picture's U.S. theatrical release by a date not later than 12 months after the Closing ("Initial Seven Hills Release Date"). The Initial Seven Hills Designation Date and Initial Seven Hills Release Date may be extended for up to three (3) months by reason of a Force Majeure Event (as defined in Section 17).

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         2.3 Designation and Release of Subsequent Pictures. After the first to occur of (i) the initial theatrical release of the Initial Seven Hills Designated Picture and (ii) the Initial Seven Hills Release Date (as may be extended under Section 2.2), First Look shall have the right to designate its initial Designated Picture not later than six (6) months after the Initial Seven Hills Release Date, with U.S. theatrical distribution to commence not later than eight (8) months after the Initial Seven Hills Release Date. The foregoing procedure shall then alternate between Seven Hills and First Look as to designation date and release date of subsequent Designated Pictures in accordance with the time periods applicable to the initial First Look Designated Picture. Notwithstanding the foregoing, if either party fails to meet either of the applicable deadlines as to designation or release (subject in all cases to extension for up to three (3) months if a Force Majeure Event should occur) under Section 2.2 or this Section 2.3, the Designating Party shall have thirty
(30) days after written notice from another party (i.e., First Look, Seven Hills or F/SLLC) to this Agreement within which to cure said failure. Failing such cure, the subject Designating Party shall lose its right to release the subject Designated Picture (the "Relinquished Release"), and the alternating procedure shall go forward as if the Relinquished Release had been timely designated and released. Any funds taken from the LLC Funding Account or any other account hereunder as to said Relinquished Release shall immediately be redeposited by the Designating Party of the Relinquished Release into the LLC Funding Account upon such failure of cure.

         2.4 Accelerated Release.

                  2.4.1 Notwithstanding anything to the contrary contained herein, each of First Look and Seven Hills shall have the right to designate a Picture for accelerated release ("Accelerated Release").

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                  2.4.2 An Accelerated Release may occur as follows: The
Designating Party may designate an Accelerated Release at any time after the release date of the other party's most recent Designated Picture ("Prior Designated Picture") prior to the Recoupment (as defined in Section 3.1) or Replenishment (as defined in Section 3.2) of the full LLC Funding Account, provided that the party designating an Accelerated Release shall provide full new funding for Theatrical Distribution Costs for such Accelerated Release by depositing the funds deemed necessary by the Designating Party in a separate Designated Picture Disbursement Account specifically created for the Accelerated Release. Said Designating Party shall be entitled to return of said Theatrical Distribution Costs so advanced upon Recoupment or Replenishment by the preceding Designating Party of Theatrical Distribution Costs with respect to the Prior Designated Picture required to be backed by the Letter of Credit in accordance with Section 3.3.

         2.5 Non-Exclusivity. Designation of Pictures by either First Look or Seven Hills shall be on a voluntary basis and this Agreement shall be non-exclusive as to distribution arrangements by each of the parties as to theatrical motion pictures controlled by it; provided, however, that once a Picture is designated as a Designated Picture and marketed and/or released for U.S. theatrical distribution utilizing the Fund or the LLC Funding Account, such distribution shall be done exclusively under the terms hereof. It is also agreed that First Look or Seven Hills shall have the right to arrange distribution in the United States by an outside distributor ("Outside Distributor") of theatrical and all other Rights to any of its Designated Pictures (such Pictures being referred to as "Outside Pictures"), utilizing all or part of the LLC Funding Account in accordance with this Agreement; provided that with respect to any such Rights as to a Seven Hills Picture distributed through an Outside Distributor, the provisions of Section 3 (other than Section 3.1) shall apply, and Recoupment and Replenishment shall be based on the Designating Party's net proceeds after deduction from gross receipts of the fees and distribution costs of the Outside Distributor, all subject to the requirements of Section 3.3 as to Letters of Credit; and provided, further, that any advance or deposit from an Outside Distributor shall be paid and applied first toward Recoupment of any portion of the Fund or LLC Funding Account, and any Outside Distributor shall be instructed as a condition to any such outside distribution to make all payments due with respect to a Designated Picture that the Outside Distributor is distributing directly to F/SLLC for deposit in the applicable Designated Picture Collection Account.

3. Contracts, Cash Flow, Recoupment and Replenishment.

         3.1 Contracts; Cash Flow. Subject to Section 2.5, all exhibition and distribution contracts with respect to distribution of each Designated Picture shall (i) be subject to the approval of the Designating Party, (ii) be negotiated and documented by the First Look Theatrical Distribution Department,
(iii) be made by and in the name of F/SLLC, (iv) be executed on behalf of F/SLLC by the Designating Party and (v) provided that all Theatrical Gross Receipts (as defined in Exhibit A attached hereto) shall be deposited in the Designated Picture Collection Account as to the subject Designated Picture. First Look shall be entitled to receive on a monthly basis, within twenty (20) days after the end of each month, a Theatrical Distribution Fee (as defined in Section 6.1) for each Designated Picture (other than Designated Pictures of Seven Hills distributed in the U.S. by an Outside Distributor), paid solely from the Theatrical Gross Receipts of the subject Designated Picture. The remainder of the Theatrical Gross Receipts for any Designated Picture shall be retained by F/SLLC and applied toward recoupment ("Recoupment") of the Theatrical Distribution Costs expended on such Designated Picture and any excess balance after Recoupment shall be paid and accounted for to the subject Designating Party on a monthly basis in accordance with Section 18.1; provided that if Seven Hills or First Look elects to spend in excess of $4 million in Theatrical Distribution Costs as to any Designated Picture, any such excess shall be recouped in third position out of such Theatrical Gross Receipts after payment of the Theatrical Distribution Fee to First Look and Recoupment of $4 million, and shall be paid and accounted for to the subject Designating Party when and if available in accordance with Section 18.1.

         3.2 Replenishment. Consistent with the F/SLLC Agreement, the Designating Party shall pay into the Designated Picture Disbursement Account as to the next Designated Picture the sum necessary to replenish ("Replenishment") the LLC Funding Account to $4 million to the extent that Theatrical Gross Receipts (less Theatrical Distribution Fees) as to U.S. theatrical distribution of the subject Designated Picture held in the subject Designated Picture Collection Account are less than $4 million (after including interest earned and accumulated in said Designated Picture Collection Account) not later than six
(6) months after initial theatrical release in the U.S. of the subject Designated Picture. To the extent that Theatrical Gross Receipts are later received from theatrical distribution of such Designated Picture after Replenishment, an amount equal to such Theatrical Gross Receipts (less applicable Theatrical Distribution Fees) shall be distributed to such replenishing party in accordance with Section 18.1 of this Agreement.

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         3.3 Letters of Credit. Each of Seven Hills and First Look shall provide for the benefit of the other party and the LLC, for deposit into the LLC Funding Account, a Standby Letter of Credit issued by JPMorgan Chase Bank (or another bank reasonably approved in writing by the beneficiary of said Letter of Credit) (the "Letters of Credit") in form and substance reasonably satisfactory to both First Look and Seven Hills and subject to the following requirements: Letters of Credit shall be issued (a) not later than ten (10) days prior to first draw of funds as to the subject Designated Picture (evidenced by a written notice, which includes a copy of the form of Letter of Credit, to F/SLLC and the other party from the Designating Party); (b) in an amount equal to 100% of the maximum intended use of the LLC Funding Account as to a Designated Picture ("Maximum Draw"); and (c) shall be irrevocable until full Recoupment or Replenishment of the Maximum Draw. The Letters of Credit will provide funds toward Replenishment as required under Section 3.2 including, without limitation, as to any Accelerated Release. Said Maximum Draw may be increased only if the Designating Party increases the applicable Letter of Credit or obtains an additional Letter of Credit (as above described) in an amount equal to 100% of any such increase. The only conditions to drawing against such Letters of Credit shall be (x) failure of Recoupment or Replenishment with respect to the Designated Picture of the party posting said Letter of Credit, (y) termination of this entire
Agreement or termination of any Rights under Section 19.3, or expiration of the term of this Agreement; and (z) written demand to the issuing bank by the party other than the Designating Party posting said Letter of Credit, based upon its representation that the sum called constitutes a shortfall in such Recoupment or Replenishment as required hereunder, or any other condition under (x) or (y) above applies.

         3.4 U.S. Theatrical Producer's Share. U.S. Theatrical Producer's Share shall be defined in accordance with the definition thereof set forth in Exhibit A attached hereto.

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4. Theatrical Distribution Services. Subject to Section 2.5, in consideration of its Theatrical Distribution Fee hereunder, First Look shall provide the services of its Theatrical Distribution Department as to exploitation of Theatrical
Rights (as defined in Section 5.1) for all Designated Pictures hereunder in the United States, which services are described in Exhibit B attached hereto. First Look agrees to maintain its Theatrical Distribution Department and to continue its U.S. theatrical distribution business at a level at least equivalent to that described in Exhibit B throughout the term of this Agreement. First Look agrees to use commercially reasonable best efforts (consistent with sound business practice) in rendering such distribution services as to Designated Pictures customarily rendered in the U.S. theatrical distribution business. First Look shall make available for the benefit of all Seven Hills Designated Pictures all favorable contracts or deals as to laboratory services (including as to film processing and film prints, tape reproduction, etc.) and marketing and advertising placement arrangements, along with the benefit of all discounts and rebates available to First Look. Except as provided in Section 2.5, no distributor other than F/SLLC with the support of First Look may be employed or used as to U.S. theatrical distribution as to any Designated Picture for which any portion of the LLC Funding Account has been used without the prior written approval of both Seven Hills and First Look.

5. Grant of Rights.

         5.1 Theatrical Rights. Each of the parties hereby agrees to grant to F/SLLC the exclusive and irrevocable right, license and privilege to distribute in theaters (called "Theatrical Rights") throughout the United States, subject to the provisions hereof, each of the Designated Pictures (except Outside Pictures) designated hereunder during the Term hereof. The theatrical distribution term as to such Designated Picture shall be two (2) years from the release date of the subject Designated Picture.

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         5.2 Seven Hills Designated Picture Ancillary Rights. As to each Seven
Hills Designated Picture hereunder (other than those distributed by an Outside Distributor), Seven Hills will grant, assign and license to First Look, upon designation of each Seven Hills Designated Picture, the exclusive and irrevocable right, license and privilege to distribute and exploit throughout the United States all video (including video on demand), DVD, free television, pay television (including pay-per-view), basic cable, and all other television media, and for U.S. ships at sea and U.S. armed forces installations (collectively called "Ancillary Rights"), for a term of seven (7) years ("Ancillary Rights Term") after the applicable release date in the United States; provided, however, that so-called "in flight" rights, all rights as to merchandising, book and other publishing rights, soundtrack rights, music publishing, literary rights, including, without limitation, television series, sequel and remake rights, and all other rights not expressly granted or licensed to F/SLLC or First Look hereunder, are expressly reserved by Seven Hills. First Look shall use its best efforts (subject to sound business practice) in the distribution and exploitation of said Ancillary Rights.

         5.3 Foreign Sales Agency or Distribution. Seven Hills shall have the right, but not the obligation, to designate First Look (or Overseas Filmgroup, a division of First Look) as its foreign sales representative or foreign distributor to any of the Seven Hills Designated Pictures ("Foreign Agency Right") and, upon exercise of such Foreign Agency Right, First Look shall have the right, but not the obligation, to accept such agency. If the parties agree to such agency, First Look shall receive a sales agency fee equal to ten percent (10%) of "foreign gross receipts" (as such term is customarily defined in foreign sales agency agreements) as to each Designated Picture. In the event that First Look is so designated, it will expend at least a minimum of $100,000 up to a maximum of $150,000 as to foreign direct marketing expenses with regard to each such Designated Picture. The term of each such sales agency will be five
(5) years. A separate agreement will be negotiated in good faith with regard to any such Designated Picture for which First Look is designated as foreign sales agent or foreign distributor, including, without limitation, the foregoing terms, customary warranties and representations, best efforts commitment on the part of First Look, a list of approved minimum advances required on a territory-by-territory basis and other customary clauses. Foreign distribution agreements entered into will be made substantially in the form(s) provided by the American Film Market Association, subject to reasonable approval by Seven Hills.

         All of the rights referenced under Sections 5.1, 5.2 and 5.3 are sometimes collectively referred to herein as the "Rights."

5.4 Holdbacks. Holdbacks as to pay-per-view, video on demand, other video (including DVD), pay television and free television (including cable television), and in-flight, will be determined by the Designating Party as to each Designated Picture.

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6. Distribution Fees.

         6.1 Theatrical Distribution Fees. First Look shall receive (on a monthly basis, within twenty (20) days after the end of each month), a sum equal to ten percent (10%) of such Theatrical Gross Receipts solely out of Theatrical Gross Receipts as to U.S. theatrical distribution of each Designated Picture hereunder ("Theatrical Distribution Fee") other than Outside Pictures. Seven Hills shall have no liability for payment of any Theatrical Distribution Fee other than out of such Theatrical Gross Receipts. There will be no overhead or other additional charge by First Look with regard to its distribution services hereunder. By way of clarification and for the avoidance of doubt, and notwithstanding any provision contained herein to the contrary, the net proceeds from collection or infringement actions brought by Members of F/SLLC with respect to Theatrical Rights to Designated Pictures (i.e. all gross proceeds from such actions net of legal fees and costs) shall be included in the Theatrical Gross Receipts of the particular Designated Picture, provided that neither such proceeds nor Seven Hills as to such proceeds shall be subject to any distribution fee hereunder.

6.2 Ancillary Rights Distribution Fees. First Look shall be entitled to retain a distribution fee equal to ten percent (10%) of all Ancillary Gross Receipts (as defined in Exhibit A attached hereto) with respect to the Ancillary Rights ("Ancillary Rights Distribution Fees") other than as to Outside Pictures. Seven Hills shall have no liability for payment of any Ancillary Rights Distribution Fee other than the foregoing retention by First Look. First Look shall be entitled to deduct all direct out-of-pocket distribution costs paid or incurred relating to said Ancillary Rights as defined, calculated and deductible in accordance with Exhibit A ("Ancillary Distribution Costs") and agrees to assume (in accordance with customary guild assumption agreements) and pay all guild residual obligations (including fringe benefits and payroll taxes) of Seven Hills as to each Seven Hills Designated Picture. Said residuals paid shall be deductible by First Look as an Ancillary Distribution Cost. Proceeds from exploitation of said Ancillary Rights shall not in any way be cross-collateralized or cross-recouped with theatrical proceeds as to any Picture. By way of clarification and for the avoidance of doubt, and notwithstanding any provision contained herein to the contrary, the net proceeds from collection or infringement actions brought by Members of F/SLLC or First Look (or affiliates) with respect to Ancillary Rights to Designated Pictures (i.e. all gross proceeds from such actions net of legal fees and costs) shall be included in the Ancillary Gross Receipts of the particular Designated Picture provided that such proceeds shall not be subject to any distribution fee hereunder.

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7. Theatrical Distribution - Control. The plan of marketing, advertising and distribution of each of the Designated Pictures shall be prepared by First Look in consultation with Seven Hills' representative(s) and subject to final advance approval by the Designating Party as to the subject Designated Picture; provided that the Designating Party's decisions shall be final as to all elements including, without limitation, marketing, advertising and distribution. In this connection, Seven Hills shall be entitled to designate its own producer's representative(s) to participate in preparing and to approve on behalf of Seven Hills the plan of U.S. theatrical, marketing and advertising as to each Seven Hills Designated Picture in consultation with the First Look Theatrical Distribution Department. As to First Look Designated Pictures, First Look agrees to consult with Seven Hills or its producer's representative as to selection, marketing, advertising and distribution of its Designated Pictures, though all First Look decisions as to First Look Designated Pictures shall be final.

8. Advertising and Other Distribution Costs. All Theatrical Distribution Costs (as defined in Exhibit A) as to theatrical release of each Designated Picture hereunder shall be incurred and paid for solely out of the LLC Funding Account and the applicable Designated Picture Disbursement Account (except to the extent advanced by a Designating Party as to an Accelerated Release under Section 2.4) and any Theatrical Distribution Costs incurred or advanced in excess of $4 million by a Designating Party (or for its account)) as to a Designated Picture.

9. Screen and Advertising Credits. Each Designated Picture (other than Outside Pictures) shall include for U.S. release in the main titles on screen and in all U.S. paid advertisements and publicity a credit above the title in size of type and prominence equal to the largest and most prominent credit accorded in connection with the subject Designated Picture, as follows: "A First Look /Seven Hills Release" (or such other credit as may be mutually agreed by First Look and Seven Hills in writing). The logo of First Look and the logo of Seven Hills shall appear in all paid advertisements (Designating Party logo first) as to theatrical release in the U.S. and on separate, contiguous cards (the logo of the Designating Party appearing first) in the end titles.

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10. Term of Agreement. The term of this Agreement shall be for a period of five
(5) years, commencing with the Closing, plus no more than 9 months for completion of distribution in the U.S. of any Designated Picture hereunder ("Term"). Notwithstanding the foregoing, the Ancillary Rights Term shall be for a period of seven (7) years after the applicable release date in the U.S. as described in Section 5.2, subject to Section 19. The obligations of First Look and Seven Hills with respect to Recoupment and Replenishment and the effectiveness of applicable Letter(s) of Credit under Sections 3.1, 3.2 and 3.3 shall survive any termination or expiration of this Agreement in order to allow for the winding up of the LLC.

11. Possession and Control of Film Materials and Delivery. The Designating Party shall have exclusive possession and control of the negative, inter-negatives, inter-positives and any and all related pre-print materials with respect to each of its Designated Pictures hereunder. The Designating Party shall be responsible for delivery to or access by F/SLLC as to theatrical distribution of the items customarily required for U.S. theatrical distribution ("Theatrical Delivery Items"). Seven Hills shall deliver to First Look the items customarily required of a producer for U.S. distribution of Ancillary Rights ("Ancillary Delivery Items"). Said delivery shall take place not later than the date for initial theatrical release of the subject Designated Picture in the U.S. The Designating Party shall have the right to select the film laboratory, sound laboratory and other processing laboratories with respect to its Designated Pictures. All Theatrical Distribution Costs other than the costs related to the delivery of or access to the Theatrical Delivery Items shall be treated as Theatrical Distribution Costs required to be paid out of the LLC Funding Account under this Agreement; all Ancillary Distribution Costs other than the costs related to the delivery of or access to the Ancillary Delivery Items shall be borne and recouped by First Look in accordance with Exhibit A.

12. Payment of Production Costs. The Designating Party shall pay and be responsible for all production costs, deferments (contingent or fixed) and shares of gross receipts or net profits or other contingent participations with respect to all of the Designated Pictures of said Designating Party; provided, however, that the foregoing shall not apply with regard to assumption and payment by First Look of residual payments due with respect to U.S. exploitation of the Ancillary Rights as to Seven Hills Designated Pictures.

13. Music Performance Rights. All rights of every description and nature in and to and in any way connected with the musical material contained in each Designated Picture shall, as between F/SLLC and the other party, on the one hand, and the Designating Party, on the other, be vested in and owned by the Designating Party. The Designating Party shall be deemed to have represented and warranted for the benefit of the other parties to this Agreement that it shall have all synchronization and public performance rights in and to such musical material so that neither F/SLLC nor the other party will not infringe the right of any third party or parties in exercising its rights and performing its obligations under this Agreement, and the Designating Party shall be deemed to agree that it will indemnify and hold the other parties hereto harmless with respect to any and all claims of any third party or parties with respect thereto.

14. Copyright. The Designating Party agrees to utilize its commercially reasonable best efforts to protect each of its Designated Pictures by copyright. In this connection, the Designating Party will take all steps required to register each of its Designated Pictures in the United States with the United States Copyright office.

15. Warranties and Representations; Producer's Liability Insurance.

         15.1 Warranties and Representations. Each of First Look and Seven Hills hereby represents, warrants and agrees as to each of its Designated Pictures, that

                  (a) It has the right to enter into this Agreement and will have, prior to designation, the right to grant, assign, transfer and convey to F/SLLC all rights and licenses herein contained and that each of its Designated Pictures hereunder will be delivered to F/SLLC free and clear of any liens and claims or demands of any kind or character whatsoever which would in any way prejudice, affect or be inconsistent with the rights herein granted and agreed to be granted to F/SLLC other than (i) purchase-money security interests, (ii) materialmen's liens, laboratory liens and similar security interests, liens and encumbrances arising by operation of law and which do not materially interfere with the party's business or operations and (iii) with respect to First Look Designated Pictures, the lien and security interest pursuant to the Credit, Security, Guaranty and Pledge Agreement dated as of June 20, 2000 (as amended) among JP Morgan Chase & Co., the Lenders named therein and First Look ("Chase Credit Agreement").

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                  (b) It owns and controls or will own and control the exclusive right to distribute, exhibit and otherwise exploit each of its Designated Pictures in the manner and form contemplated hereunder throughout the United States.

                  (c) All license fees, compensation, royalties and other payments which may be payable to any person, firm or corporation for or on account of the production photography, recording, reproduction, distribution, exhibition and performance of its Designated Pictures and, in connection with such Designated Picture, its sound (including music, lyrics and musical compositions used therein), will be paid by the Designating Party in full when due and payable.

                  (d) The rights of any third party or parties will not be violated or infringed by the title of any of its Designated Pictures, nor will the use by said Designating Party of any musical, literary or other material contained therein constitute any violation or infringement of any rights of any third party or parties.

         15.2 Producer's Liability (Errors and Omissions) Insurance. Designating Party shall provide as to each of its Designated Pictures, Certificates of Insurance naming F/SLLC and the other party to this Agreement as additional insureds with respect to a policy of producer's liability (errors and omissions) insurance in the amount of $1,000,000 per occurrence/$3,000,000 aggregate subject only to customary exclusions and deductibles not exceeding $25,000, providing for cancellation only after thirty days' advance notice to the additional insureds.

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         15.3 Distributor Errors and Omissions Insurance. Each Designated
Picture shall be insured under the Distributor's liability insurance policy covering errors and omissions held by First Look in the amount $1,000,000 per occurrence/$3,000,000 aggregate subject only to customary exclusions and deductibles, not exceeding $25,000, providing for cancellation only after thirty days advance notice to additional insureds. Seven Hills and F/SLLC shall receive Certificates of Insurance naming each as additional insureds as to each Seven Hills Designated Picture.

16. Indemnification. For the purposes of this Section, F/SLLC, First Look and Seven Hills, and their wholly-owned subsidiaries, corporations under common ownership with it, subdistributors and licensees and its and their officers, agents and employees are herein referred to as the "indemnitees." Each party (each, an "Indemnifying Party") agrees to indemnify the indemnitees of the other parties and to hold each of them harmless from and against any and all claims or causes of action, liability, damages, judgments or decrees, direct costs and expenses which may be obtained against or suffered, sustained or paid by any such indemnitees by reason of or resulting from (a) any breach or failure or claim of breach or failure of any of the covenants, agreements, warranties or representations herein made by the Indemnifying Party or any infringement or alleged infringement or violation or alleged violation by the Indemnifying Party of any right or obligations set forth herein (contractual or otherwise) and (b) any infirmity of title in any of the Indemnifying Party's Designated Pictures or any part thereof or any right or property pertaining thereto as warranted. The Indemnifying Party making such indemnity shall have the power of attorney to handle, defend or settle any and all such claims or causes of action and, if the indemnitees so request, each indemnitee shall cooperate in the defense thereof at the expense of the indemnitee. No indemnitee shall settle or compromise any claim or cause of action without first obtaining the written consent of the Indemnifying Party.

17. Force Majeure Event. Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be liable to the other in damages or otherwise by reason of any failure to perform hereunder caused by fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, labor controversy, riot, civil disturbance, act of a public enemy, embargo, war, or acts of God; or by any municipal, state or federal ordinance or law; by any legally constituted authority (whether municipal, state or federal); by the issuance of any executive or judicial order; by any failure or delay of any transportation agency; by any failure or delay of a bank to make timely transmission of funds after timely instruction; by any failure or delay in respect to any electrical or sound equipment or apparatus, or by any laboratory; by any failure without fault to obtain material, transportation, power or other essential things required in the conduct of its business; or by any similar cause beyond the control of any party ("Force Majeure Event"). If the distribution of any Designating Party shall be materially interrupted by any such cause, or if the majority of the motion picture theatres in the United States exhibiting motion pictures distributed by F/SLLC shall be closed for any reason whatsoever for a week or more, then, at the election of First Look or Seven Hills, the term of F/SLLC's distribution right with regard to the Designated Picture(s) affected by the foregoing and then being distributed by

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F/SLLC and First Look may be suspended and extended for such time as such condition may exist. The obligation to continue to distribute a Designated Picture then in distribution shall not be affected by any Force Majeure Event if such event does not affect F/SLLC's or the Designating Party's ability to distribute. If a Force Majeure Event interferes with ability of F/SLCC or the Designating Party to distribute a Designated Picture hereunder, the Designating Party shall have the right to make its own arrangements for distribution of that Designated Picture itself or through a third party during any suspension. Notwithstanding anything to the contrary contained herein, if such Force Majeure Event continues beyond a period of eight (8) consecutive weeks, either party shall have the right to terminate this Agreement; provided that if such suspension and/or termination occurs, the Designating Party shall be entitled to expend the balance of the LLC Funding Account then available to theatrically distribute (or arranged for such distribution) in the U.S. and to recoup the balance thereof, subject to Replenishment in accordance with Section 3.2.

18. Accountings and Payments.

         18.1 Theatrical Accountings. F/SLLC will prepare under the supervision of the Designating Party as to each Designated Picture reasonably detailed accountings relating to U.S. theatrical distribution thereof, including with respect to Theatrical Gross Receipts, Theatrical Distribution Costs and Theatrical Producer's Share (as defined on Exhibit A attached hereto) as to the subject Designated Picture. Said accountings shall be prepared and delivered to the other parties to this Agreement on a monthly basis, within 30 days after the end of each month.

         18.2 Ancillary and Foreign Accountings. First Look shall prepare and deliver to Seven Hills detailed accountings broken down medium-by-medium as to distribution in the U.S. of Ancillary Rights by First Look with respect to each Seven Hills Designated Picture, including, without limitation, as to Ancillary Gross Receipts, Ancillary Distribution Costs and Ancillary Producer's Share (as defined in Exhibit A attached hereto) due Seven Hills as to each Designated Picture. As to foreign sales representation under Section 5.3, accountings shall be broken down on a territory-by-territory basis and on a medium-by-medium basis, with copies of local distribution accountings forwarded to First Look when received. All accountings with respect to Ancillary Rights and for foreign distribution (i.e., outside the United States) shall be on a separate, non cross-collateralized and non cross-recouped basis, as between Designated Pictures, and shall not be taken into account as to Recoupment or Replenishment under this Agreement. All accountings as to foreign distribution shall not be cross-collateralized or cross-recouped as between separate territories. Said accountings shall be prepared and delivered, along with any payments due, on a monthly basis within 30 days after the end of each month.

         18.3 Audit Rights. Each of First Look and Seven Hills shall have full and complete customary audit rights with respect to all U.S. exploitation, pursuant to this Agreement, of Theatrical Rights as to each Designated Picture designated by the auditing party. Seven Hills shall have the right to audit, utilizing the services of any auditor it selects, the books and records of First Look (and any related or affiliated subsidiary or other affiliated entity) with respect to exploitation of the Ancillary Rights in the U.S. The books and records relating to said Ancillary Rights shall be kept in First Look's principal offices located in Los Angeles, California. Said audit may be conducted within 30 days during each six-month period (assuming prompt availability of records and full cooperation by First Look).

19. Remedies. In addition to all rights and remedies provided in this Agreement or granted by law or in equity, including, without limitation, recovery of compensatory damages, Seven Hills and First Look shall be entitled to elect any or all of the remedies set forth in this Section 19 in the event of a Material Default (as defined below).

         19.1 Material Default. "Material Default" shall include (i) any material breach of a provision under this Agreement that remains uncured for a period of 30 days after the defaulting party receives notice of such default from the other party, including the failure by a party to fulfill its obligation of Replenishment as required under Section 3.2, or provision, maintenance and effectiveness of a Letter of Credit under Section 3.3 and (ii) as to First Look, any "Event of Default" by First Look as defined in (a) the Chase Credit Agreement or (b) the Convertible Promissory Note of even date herewith in the amount of $2,000,000 in favor of Seven Hills (the "Convertible Promissory Note"), in all cases, only where such Event of Default has not been cured within the time periods prescribed in such instruments.

         19.2 Liquidated Damages. In the event of Material Default by either party, the non-defaulting party shall be entitled to liquidated damages as follows: In consideration of difficulties, risk factors and failure of basic performance pursuant to this Agreement, a reasonable estimate of the likely damages which would be sustained in connection with placement with another distributor for distribution of the non-defaulting party's Designated Picture currently scheduled for or in release, the sum of $250,000, at the time of Material Default (giving effect to all applicable cure periods) if such Designated Picture is in U.S. Theatrical Release and $150,000, at the time of Material Default (giving effect to all applicable cure periods), if such Designated Picture has not yet been released theatrically in the U.S., but has been so designated by the non-defaulting party hereunder, payable upon demand after such incurred Material Default.

         19.3 Termination of Agreement; Termination of Rights. If a Material Default occurs, the non-defaulting party shall have the right, exercisable not later than twenty (20) days after receipt by the non-defaulting party of written notice (including specific reference to this Section 19.3) from the defaulting party that the applicable cure period has expired, to elect to terminate: (a) U.S. theatrical distribution of all of the non-defaulting party's Designated Pictures in release or to be released hereunder; (b) distribution of the non-defaulting party's Ancillary Rights as to any or all of non-defaulting party's Designated Pictures (if First Look is the defaulting party), (c) the Agency or Distribution Rights as to any Designated Pictures (if First Look is the defaulting party) and/or (d) this Agreement in its entirety.

19.4 Termination Procedures. In the event of termination of this Agreement and/or termination of any Rights described in Section 5, the following shall apply:

                  (a) Termination of Theatrical Rights, Ancillary Rights and/or Foreign Agency or Distribution Rights. Upon the termination of Theatrical Rights, Ancillary Rights and/or Foreign Agency Rights, neither F/SLLC nor the defaulting party will have any further right to exploit or distribute the terminated Rights as to the subject Designated Pictures of the non-defaulting party; provided, however, that (i) the non-defaulting party shall take over distribution of the subject Designated Picture(s) as to Rights terminated, (ii) all exhibition, distribution and other agreements therefor entered into by F/SLLC and/or the defaulting party and any of its licensees or sub-distributors, all contracts with exhibitors and subdistributors or other licensed distributors shall remain in full force and effect and (iii) the defaulting party and F/SLLC shall assign such agreements to the non-defaulting party. In such event, the non-defaulting party shall have the right to possess and control all unplayed exhibition contracts, subdistribution and distribution agreements (as applicable) as to the subject Designated Picture(s), all records, including books, billing and delivery records pertaining to such Designated Picture(s) of the non-defaulting party as well as all funds on hand to which non-defaulting party is then entitled shall be paid to the non-defaulting party. The non-defaulting party shall fulfill any exhibition or sub-distribution contracts obtained prior to a Material Default by F/SLLC or First Look (as to Ancillary or Foreign Agency Rights) and collect gross receipts therefrom. Notwithstanding such termination, First Look shall be entitled, unless First Look is in Material Default hereof, to receive and Seven Hills shall account to First Look for, the percentage of Distribution Fees under Section 6 hereof to which First Look would otherwise have been entitled prior to termination and out-of-pocket expenses incurred in connection therewith; provided, however, that the non-defaulting party shall have the right to offset against any amounts as to which it is required to account to the defaulting party any damages sustained by the non-defaulting party by reason of the Material Default by First Look, in addition to liquidated damages under Section 19.2.

                  (b) Upon termination of all or part of the Rights, the non-defaulting party shall promptly receive exclusive possession of all film, tape and other pre-print or reproduced materials and all other materials as to its Designated Pictures, and all access letters shall be adjusted to reflect exclusive control by the non-defaulting party, as to the subject terminated Rights.

                  (c) Termination or Expiration of Entire Agreement. In the event of (i) termination of the entire Agreement by Seven Hills as the non defaulting party, or (ii) expiration (without written extension) of the Term of this Agreement, all of the provisions as to termination of Theatrical Rights, Ancillary Rights (as to Seven Hills) and Foreign Agency Rights (as to Seven Hills), Sections 19.2 and 19.3 shall apply. In any such event, if Seven Hills is the non-defaulting party, Seven Hills shall be entitled upon demand to immediate return of its $2,000,000 capital contribution to F/SLLC and, consistent with
Section 4.7 of the F/SLLC Agreement, payment of the $2,000,000 capital contribution of First Look shall be made to Seven Hills and applied in reduction of the Convertible Promissory Note, reduced only to the extent that Seven Hills has theretofore exercised its conversion rights under the Convertible Promissory Note, all subject to (i) the Pledge and Security Agreement dated as of June 25, 2002 by First Look as Debtor, in favor of Seven Hills as Secured Party and (ii) the Security Agreement dated as of June 25, 2002 by F/SLLC as Debtor, in favor of Seven Hills as Secured Party. In the event that First Look or F/SLLC fails to cooperate with any action or fails to execute any document or countersign any instrument necessary or desirable to effectuate the foregoing within ten (10) business days after receipt by First Look and F/SLLC of written request from Seven Hills, First Look and F/SLLC hereby appoint Seven Hills as First Look's and F/SLLC's attorney-in-fact, which appointment shall be deemed a power coupled with an interest, with full rights of substitution and delegation, to take such action or execute any such document, or countersign any such instrument in First Look's and/or F/SLLC's name and on their behalf.

20. Arbitration. Any controversy, dispute or claim arising out of or relating to this contract or breach thereof, shall be settled by arbitration in accordance with Section 10.14 of the F/SLLC Agreement.

21. Further Assurances. Each party to this Agreement shall do and perform, or cause to be done and performed, all further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party or parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, and the consummation of the transactions contemplated hereby.

22. Amendments; No Continuing Waiver. No provision of this
Agreement may be waived, amended or modified except by a written instrument signed in the case of amendment or modification, by Seven Hills, First Look and F/SLLC or, in the case of a waiver, by the party against whom the waiver of such provision is sought. No waiver by any party of any breach hereof shall be deemed a waiver of any preceding or succeeding breach hereof, whether of the same or a different nature.

23. Law Applicable. This Agreement shall be deemed made in, and is to be construed and interpreted under the internal laws of the State of California.

24. Notices. All notices, payments, accountings and other data which is required to be given hereunder (or any party may desire to send, deliver to or serve upon any other party) shall be delivered in person to an officer of said party, by certified or registered mail, by overnight courier, or by confirmed facsimile (except for notice of termination pursuant to Section 19.3, which shall be given by certified or registered mail) addressed or sent to the addresses set forth below or at such other address, addresses or facsimile number(s) as the party may designate from time to time in writing:

                 First Look and F/SLLC:

                          First Look Media, Inc.
                          8000 Sunset Boulevard, Penthouse E
                          Los Angeles, California 90046
                          Attention:  William F. Lischak
                          Facsimile No.:  (310) 855-0719

                 With copies to:

                          Graubard Miller
                          600 Third Avenue
                          New York, New York 10016
                          Attention: David Alan Miller, Esq.
                          Facsimile No.:  (212) 818-8881

                 Seven Hills and F/SLLC:

                          Seven Hills Pictures, LLC
                          1041 North Formosa Avenue
                          Santa Monica Building East
                          Suite 201
                          West Hollywood, California  90046
                          Attention:  Reverge Anselmo
                          Facsimile No.:  (323) 850-3887

                 With a copy to:

                          Troy & Gould Professional Corporation
                          1801 Century Park East, 16th Floor
                          Los Angeles, California 90067-2367
                          Telephone (310) 553-4441
                          Attention:  Gary O. Concoff
                          Facsimile No.: (310) 201-4746

25. Counterparts. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

26. Assignments. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of the parties. This Agreement shall not be assignable by any party hereunder without the written consent of the other parties and any attempt to make such an assignment shall be void.
Notwithstanding the foregoing, Seven Hills and First Look shall each have the right to assign its rights to payment hereunder.

27. Headings. The headings of this Agreement or any Sections hereof are inserted only for the purpose of convenient reference and may not accurately or adequately describe the contents of the Sections which they head. Such headings shall not be deemed to limit, cover or any way affect the scope, meaning or intent of this Agreement or any part hereof, nor shall they otherwise be given any legal effect.

28. Entire Agreement. This Agreement, together with the exhibits hereto and the other agreements referred to herein, constitute the entire understanding and agreement of the parties and supersedes all other prior understandings and agreements, written or oral, between the parties. To the extent that any provision of the F/SLLC Agreement conflicts with or is inconsistent with any provision of this Agreement, this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

                                        FIRST LOOK/SEVEN HILLS, LLC

                                        First Look Media, Inc., Member


                                        By /s/ Christopher Cooney
                                           -----------------------------------
                                            Christopher Cooney
                                            Its:  Chief Executive Officer

                                        And by

                                        Seven Hills Pictures, LLC, Member


                                        By: /s/ Reverge Anselmo
                                           -----------------------------------
                                             Reverge Anselmo
                                             Its:  Manager

                                        FIRST LOOK MEDIA, INC.


                                        By: /s/ Christopher Cooney
                                           -----------------------------------
                                             Christopher Cooney
                                             Its:  Chief Executive Officer

                                        SEVEN HILLS PICTURES, LLC


                                        By: /s/ Reverge Anselmo
                                           -----------------------------------
                                             Reverge Anselmo
                                             Its:  Manager

EXHIBITS:

         Exhibit  A - Definitions

         Exhibit  B - Services to be Provided by First Look Theatrical
                      Distribution Department

                                    EXHIBIT A
                                   DEFINITIONS

1. "Theatrical Distribution Costs" means the aggregate of all direct costs, expenses and charges (collectively "costs") paid, advanced or incurred by F/SLLC or the Designating Party by reason of, in connection with, or relative to the derivation of Theatrical Gross Receipts with respect to a Designated Picture including:

         1.1 "Checking Costs": All direct costs incurred to check attendance and receipts at theatres in order to determine the accuracy of box office reports and to investigate unauthorized exhibition or distribution in the U.S. of the Designated Picture and to determine full utilization of the rights granted.

         1.2 "Collection Costs": All costs incurred in connection with the collection of monies includable within Theatrical Gross Receipts, including reasonable fees of attorneys and auditors, and loss, damage or liability suffered or incurred by the Designating Party in the collection of such monies, whether by litigation or otherwise, it being agreed that the Designating Party shall have final control as to all collection policy and decisions as to its Designated Pictures.

         1.3 "Advertising Costs": The aggregate of the costs enumerated in the following sub-paragraphs (a) and (b).

                  (a) "General Advertising Costs": All costs incurred to advertise, publicize and promote the Picture in any way including the following:

                  (i) Publications: Costs of purchasing advertising space in newspapers, magazines, periodicals, trade papers and other printed publications.

                  (ii) Radio and Television: Costs of purchasing advertising time on radio and television; costs of physical materials used in the production and broadcasting of commercials by radio and television; costs of preparation, production and shipping of commercials; costs of placement, integration and monitoring of commercials and other advertising.

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

                  (iii) Direct Mail: Costs of preparing and mailing printed advertising and promotional material.

                  (iv) Display: Costs of purchasing advertising space on billboards and other locations, and of preparation, production and distribution of display materials.

                  (v) Promotional Activities: Salaries, fees and living, travel and business expenses of publicists, press representatives and field exploitation personnel, allocated on the basis of time spent on the Designated Picture whether paid by F/SLLC to its employees or other persons on a good faith basis; salaries, fees and living, travel and business expenses relating to tours and personal appearances of personalities connected with the Designated Picture, paid to employees of F/SLLC or other persons as required by the Designating Party; costs of previews, screenings and premieres and costs incurred for producer's representative(s) appointed by the Designating Party.

                  (vi) Entertainment: Costs of entertaining press and personalities.

                  (vii) Commercial Tie-Ins: Costs of creation, procurement, preparation, placement and supervision of promotional tie-ins with commercial products, including the purchase of advertising space and time.

                  (viii) Research, Surveys and Tests: Costs of formulation, performance and evaluation of research, surveys, studies and tests of advertising concepts, advertising campaigns, media effectiveness, market demographics and like on a qualitative and quantitative basis.

                  (ix) Promotional Materials: Costs of creation, preparation, production fabrication and distribution of press, books, press kits, screening invitations, tickets, programs, featurettes, teaser trailers, trailers, film clips, special photography, biographies, synopses, billing sheets, lobby displays, stills, publicity releases, posters, advertising accessories and sound records.

                  (x) Printing Materials: Costs of creation, preparation, production and fabrication of artwork, engravings, cuts, plates, color separations and mechanicals, including the physical materials required therefor.

                  (b) "Media Advertising for Theatrical Exhibition": For definitional purposes, "Media Advertising for Theatrical Exhibition" refers to costs incurred and approved by the Designating Party to advertise, publicize and promote the Picture by means of national regional or local publications (other than trade papers), radio and television, direct mail, display advertising, use of websites, the internet and other computer driven electronic media, promotional activities, entertainment and commercial tie-ins, in connection with the Theatrical Exhibition of the Picture, whether engaged in by F/SLLC directly or where F/SLLC pays, shares in, or is charged with all or a portion of the costs thereof (whether effected by credits against or deductions from Theatre Rentals). Any costs of Media Advertising for Theatrical Exhibition contributed by exhibitors from exhibitor's share of box office receipts shall not be included hereunder in the definition of a Distribution Expense.

         1.4 "Physical Material Costs": All costs of motion picture copies (including, without limitation, film prints, and other copies used for theatrical distribution), including laboratory, labor, services, materials and facilities costs in connection therewith.

         1.5 "Shipping/Delivery Costs": All costs of inspection, repair and renovation of motion picture copies, reels and containers, and all costs of packing, storing, shipping and delivery thereof.

         1.6 "Royalties": The costs of all licenses required to permit exhibition, distribution or other use of the Designated Picture, trailers and motion picture copies thereof, including fees for use of any patented equipment or processes; synchronization, recording and performing royalties and fees with respect to-performance of lyrics and music and literary material; any residuals or re-use fees and costs advanced by F/SLLC, any costs incurred to acquire, use and publish music advanced by F/SLLC.

         1.7 "Insurance Costs": All costs for insurance coverage of any and all risks of loss with respect to the Designated Picture and any components thereof, including errors and omissions insurance and loss or damage to motion picture copies and physical material insurance.

         1.8 "Copyrighting Costs": All costs to obtain copyright and the extension and renewal thereof, and other similar protections whenever incurred within the Designating Party's sole discretion.

         1.9 "Copyright Infringement Costs": All costs incurred to protect the copyright ownership in the Designated Picture and to prevent any infringement of copyright or violation of rights in and to the Designated Picture or any elements thereof (whether by litigation or otherwise) and reasonable attorneys' fees in connection therewith.

         1.10 "Rebates and Discounts": All rebates and discounts as to any Theatrical Distribution Cost hereunder, including, without limitation, as to media advertising and laboratory services as to film prints, shall be deemed a reduction in Theatrical Distribution Costs hereunder on a basis allocated to each Designated Picture on a reasonable, proportionate and non-discriminatory basis.

2. "Theatrical Producer's Share" means, with respect to a particular Designated Picture, all "Theatrical Gross Receipts" (as hereinafter defined) with respect to such Designated Picture less (a) the Theatrical Distribution Fee set forth in
Section 6.1 of the Agreement and (b) all Theatrical Distribution Costs.

         2.1 "Theatrical Gross Receipts" means, with respect to a particular Designated Picture, all monies actually received by F/SLLC or otherwise from exhibitors with respect to Theatrical Rights (as defined in Section 5.1 of the Agreement) to the Designated Picture after deducting any applicable refunds, rebates, credits, discounts, allowances and adjustments, and coop advertising credits granted to such parties by F/SLLC with respect to the Designated Picture.

         2.2 By way of clarification and for the avoidance of doubt, (a) there shall be no double fees or double deductions taken with respect to any distribution of any rights hereunder (that is, there shall be a single distribution fee as set forth in Section 6.1 of the Agreement to First Look and all of its subsidiaries and affiliated entities); (b) all costs and expenses incurred with respect to multiple pictures shall be fairly and reasonably allocated among such pictures. Proceeds from exploitation of Theatrical Rights shall not in any way be cross-collateralized or cross-recouped with proceeds from the exploitation of Ancillary Rights as to any Designated Picture and (c) there shall be no overhead or additional charge by First Look with respect to its distribution services hereunder.

3. "Ancillary Producer's Share" means, with respect to a particular Designated Picture, all "Ancillary Gross Receipts" (as hereinafter defined) with respect to such Designated Picture less (a) the Ancillary Distribution Fee set forth in
Section 6.2 of the Agreement and (b) all "Ancillary Distribution Costs" (as hereinafter defined) with respect to such Designated Picture.

         3.1 "Ancillary Gross Receipts" means, with respect to a particular Designated Picture, all monies actually received by First Look (or any parent, subsidiary, or affiliated company) from wholesalers, retailers, and other purchasers and licensees by way of sale, rental or any other form of disposition with respect to the exploitation of Ancillary Rights (as defined in Section 5.2 of the Agreement) to the Designated Picture after deducting any customary and reasonable returns, refunds, rebates, credits, discounts, allowances and adjustments, granted to such parties in the ordinary course of business by First Look with respect to the Designated Picture.

         3.2 "Ancillary Distribution Costs" means, with respect to a particular Designated Picture, all actual out-of-pocket direct costs and expenses actually paid by First Look pursuant hereto in connection with the distribution, marketing or exploitation of Ancillary Rights to such Designated Picture, including, without limitation, closed-captioning and other editorial expense, advertising expenses, guild residuals (including fringe benefits and payroll taxes), royalties to third parties pursuant to applicable agreements, publicity , laboratory charges, checking and collection costs, and any other costs or expenses customarily treated as marketing and distribution expenses with respect to Ancillary Rights in the U.S. motion picture industry.

         3.3 By way of clarification and for the avoidance of doubt, (a) there shall be no double fees or double deductions taken with respect to any distribution of any rights hereunder (that is, there shall be a single distribution fee as set forth in Section 6.2 of the Agreement to First Look and all of its subsidiaries and affiliated entities); (b) all costs and expenses incurred with respect to multiple pictures shall be fairly and reasonably allocated among such pictures. Proceeds from exploitation of said Ancillary Rights shall not in any way be cross-collateralized or cross-recouped with any other Designated Picture or with theatrical proceeds as to any Designated Picture and (c) there shall be no overhead or additional indirect charge by First Look with respect to its distribution services hereunder.

B.                                   EXHIBIT B


                      SERVICES TO BE PROVIDED BY FIRST LOOK
                       THEATRICAL DISTRIBUTION DEPARTMENT

        1. With respect to the theatrical distribution, First Look will provide the following services:

                  set the release date to maximize the box office potential
                        against competitive films;
                  book the theatres nationwide;
                  coordinate the placement of trailers and one-sheets; prepare the media schedule and budget;
                  place the advertising;
                  record box office results; and
                  billing and collections.

           With respect to marketing, First Look will provide the following services:

                  manage all publicity efforts both on a national level as well as the field;
                  set promotions and word-of-mouth screenings; and create one-sheet, ads and audio visual materials.


         2. The First Look United States Theatrical Distribution Department is described as follows:


                  President (head of marketing and distribution) - currently
                         MJ Peckos, President, First Look Pictures (the position is ultimately in charge of all marketing and distribution of the films);

                  Senior VP of Marketing and Distribution - currently
                         Cary Jones, Sr. VP of Marketing and Distribution (the position is particularly responsible for the booking of theatres);

                  Director of Co-op Advertising and Print Control - currently
                         Maureen Ryan, Director (the position handles advertising arrangements with theatres and shipping of prints using technicolor's shipping service);

                  VP of Publicity - currently Robert Mayerson,
                         VP Worldwide Publicity (the position is responsible for arranging publicity on each picture, including arranging local press and national press).